Exhibit B

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF WEST VIRGINIA
AT BECKLEY

In re MASSEY ENERGY CO. SECURITIES LITIGATION This Document Relates To: ALL ACTIONS.	) ) ) ) ) ) ) )	Civil Action No. 5:10-cv-00689-ICB CLASS ACTION The Honorable Irene C. Berger

[PROPOSED] FINAL ORDER AND JUDGMENT
WHEREAS:
As of February 5, 2014, Lead Plaintiff, the Commonwealth of Massachusetts Pension Reserves Investment Trust (“Lead Plaintiff”) and named plaintiff David Wagner (collectively “Plaintiffs”), on behalf of themselves and the proposed Settlement Class, on the one hand, and Massey Energy Company (n/k/a Alpha Appalachia Holdings, Inc.) (“Massey” or the “Company”), Donald L. Blankenship, Baxter F. Phillips, Jr., Eric B. Tolbert, J. Christopher Adkins, Dan R. Moore, E. Gordon Gee, Richard M. Gabrys, James B. Crawford, Robert H. Foglesong, Stanley C. Suboleski and Lady Barbara Thomas Judge (collectively, the “Defendants”), and Alpha Natural Resources, Inc. (“ANR”), on the other hand, entered into a

Stipulation and Agreement of Settlement (the “Stipulation”) in the above-titled litigation (the “Action”).
A.Pursuant to the Order Granting Preliminary Approval of Class Action Settlement, Approving Form and Manner of Notice, and Setting Date for Hearing on Final Approval of Settlement, entered ___________, _____ (the “Preliminary Approval Order”), the Court scheduled a hearing for __________________, 2014, at ___:____ ___.m. (the “Settlement Hearing”) to, among other things: (i) determine whether the proposed Settlement of the Action on the terms and conditions provided for in the Stipulation is fair, reasonable and adequate, and should be approved by the Court; and (ii) determine whether a judgment as provided for in the Stipulation should be entered.
B.    The Court ordered that the Notice of Pendency of Class Action and Proposed Settlement and Motion for Attorneys’ Fees and Expenses (the “Notice”) and a Proof of Claim and Release form (“Proof of Claim”), substantially in the forms attached to the Preliminary Approval Order as Exhibits 1 and 2, respectively, be mailed by first-class mail, postage prepaid, on or before ten (10) business days after the date of entry of the Preliminary Approval Order (“Notice Date”) to all potential Settlement Class Members who could be identified through reasonable effort, and that a Summary Notice of Pendency of Class Action and Proposed Settlement and Motion for Attorneys’ Fees and Expenses (the “Summary Notice”), substantially in the form attached to the Preliminary Approval Order as Exhibit 3, be published in The Wall Street Journal and transmitted over PR Newswire within fourteen (14) calendar days of the Notice Date.
C.    The Notice and the Summary Notice advised potential Settlement Class Members of the date, time, place, and purpose of the Settlement Hearing. The Notice further advised that any objection to the Settlement was required to be filed with the Court and served on counsel for the Settling Parties such that it would be received by __________________, 2014.
D.    The provisions of the Preliminary Approval Order as to notice were complied with.
E.    On ____________, 2014, Lead Plaintiff moved for final approval of the Settlement, as set forth in the Preliminary Approval Order. The Settlement Hearing was duly held before this Court on _______________, 2014, at which time all interested Persons were afforded the opportunity to be heard.
F.    This Court has duly considered Lead Plaintiff’s motion, the affidavits, declarations, memoranda of law submitted in support thereof, the Stipulation, and all of the submissions and arguments presented with respect to the proposed Settlement.
NOW, THEREFORE, after due deliberation, IT IS ORDERED, ADJUDGED AND DECREED that:
1.This Final Order and Judgment (“Judgment”) incorporates by reference the definitions in the Stipulation and all capitalized terms used in this Judgment that are not otherwise defined herein shall have the same meanings as set forth in the Stipulation.
2.    This Court has jurisdiction over the subject matter of the Action and over all Settling Parties and all members of the Settlement Class.
3.    The Court hereby affirms its determinations in the Preliminary Approval Order and finally certifies, for the purposes of the Settlement only, pursuant to Rules 23(a) and (b)(3) of the Federal Rules of Civil Procedure, the Settlement Class of: all Persons who purchased or otherwise acquired shares of the common stock of Massey Energy Company between February 1, 2008 and July 27, 2010, inclusive, and were damaged thereby. Excluded from the Settlement

Class are: (i) Defendants; (ii) ANR; (iii) the officers and directors of Massey during the Class Period; (iv) all of Massey’s subsidiaries during the Class Period; (v) members of the immediate families of any excluded Person; (vi) the legal representatives, heirs, successors or assigns of any excluded Person; (vii) any entity in which any Defendant or ANR has or had a controlling interest; and (viii) any Person who would otherwise be a Settlement Class Member but who properly excluded himself, herself, or itself by filing a valid and timely request for exclusion in accordance with the requirements set forth in the Notice. A list of all valid and timely requests for exclusion allowed by the Court is annexed hereto as Exhibit A.
4.    Pursuant to Rule 23 of the Federal Rules of Civil Procedure, and for the purposes of the Settlement only, the Court hereby re-affirms its determinations in the Preliminary Approval Order and finally certifies Lead Plaintiff the Commonwealth of Massachusetts Pension Reserves Investment Trust and Plaintiff David Wagner as Class Representatives for the Settlement Class; and finally appoints Labaton Sucharow LLP and Robbins Geller Rudman & Dowd LLP as Class Counsel for the Settlement Class and James F. Humphreys & Associates L.C. as Liaison Counsel for the Settlement Class.
5.    The notification provided for and given to the Settlement Class: (i) was in compliance with the Preliminary Approval Order; (ii) constituted the best notice practicable under the circumstances; (iii) constituted notice that was reasonably calculated to apprise Settlement Class Members of the effect of the Settlement, of the proposed Plan of Allocation, of Co-Lead Counsel’s request for an award of attorney’s fees and payment of litigation expenses incurred in connection with the prosecution of the Action, of Settlement Class Members’ right to object to the Settlement, the Plan of Allocation, and/or Co-Lead Counsel’s request for an award of attorney’s fees and payment of litigation expenses, and of their right to appear at the

Settlement Hearing; (iv) constituted due, adequate, and sufficient notice to all Persons entitled to receive notice of the proposed Settlement; and (v) satisfied the notice requirements of Rule 23 of the Federal Rules of Civil Procedure, the United States Constitution (including the Due Process Clause), Section 21D(a)(7) of the Securities Exchange Act of 1934, 15 U.S.C. § 78u-4(a)(7), as amended by the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), and all other applicable law and rules.
6.    The Court has considered any objections to the Settlement submitted pursuant to Rule 23(e)(5) of the Federal Rules of Civil Procedure. The Court finds and concludes that each of the objections is without merit, and they are hereby overruled.
7.    In light of the benefits to the Settlement Class, the complexity, expense and possible duration of further litigation of the Action, the risks of establishing liability and damages, and the costs of continued litigation, the Court hereby fully and finally approves the Settlement as set forth in the Stipulation in all respects, and finds that the Settlement is, in all respects fair, reasonable and adequate, and in the best interests of Plaintiffs, the Settlement Class, and the Settlement Class Members. This Court further finds that the Settlement set forth in the Stipulation is the result of arm’s-length negotiations between experienced counsel representing the interests of the Settling Parties. The Settlement shall be consummated in accordance with the terms and provisions of the Stipulation.
8.    The Consolidated Amended Class Action Complaint for Violations of the Federal Securities Laws, filed on March 11, 2011, is hereby dismissed in its entirety, with prejudice, and without costs to any Settling Party, except as otherwise provided in the Stipulation.

9.    The Court further finds that during the course of the Action, the Settling Parties and their respective counsel at all times complied with the requirements of Rule 11 of the Federal Rules of Civil Procedure.
10.    Upon the Effective Date, Plaintiffs and each and every other Settlement Class Member on behalf of themselves and each of their respective heirs, executors, trustees, administrators, predecessors, successors, and assigns, shall be deemed to have fully, finally, and forever waived, released, discharged, and dismissed each and every one of the Released Claims as against each and every one of the Defendant Released Parties and shall forever be BARRED, ENJOINED AND RESTRAINED from commencing, instituting, prosecuting or maintaining any and all of the Released Claims against any and all of the Defendant Released Parties.
11.    Upon the Effective Date, Defendants and ANR, on behalf of themselves and each of their respective heirs, executors, trustees, administrators, predecessors, successors, and assigns, shall be deemed to have fully, finally, and forever waived, released, discharged, and dismissed each and every one of the Defendants’ Released Claims as against each and every one of the Plaintiff Released Parties and shall forever be BARRED, ENJOINED AND RESTRAINED from commencing, instituting, prosecuting or maintaining any and all of the Defendants’ Released Claims against any and all of the Plaintiff Released Parties.
12.    Each Settlement Class Member, whether or not such Settlement Class Member executes and delivers a Proof of Claim, is bound by this Judgment, including, without limitation, the release of claims as set forth above.
13.    This Judgment and the Stipulation, whether or not consummated, and any discussions, negotiations, proceedings or agreements relating to the Stipulation, the Settlement, and any matters arising in connection with settlement discussions or negotiations, proceedings, or agreements, shall not be offered or received against or to the prejudice of the Settling Parties, or their respective counsel, for any purpose other than in an action to enforce the terms hereof, and in particular:
(a)    do not constitute, and shall not be offered or received against or to the prejudice of Defendants as evidence of, or construed as, or deemed to be evidence of any presumption, concession, or admission by Defendants with respect to the truth of any allegation by Plaintiffs and the Settlement Class, or the validity of any claim that has been or could have been asserted in the Action or in any litigation, including but not limited to the Released Claims, or of any liability, damages, negligence, fault or wrongdoing of Defendants or any Person whatsoever;
(b)    do not constitute, and shall not be offered or received against or to the prejudice of Defendants as evidence of a presumption, concession, or admission of any fault, misrepresentation, or omission with respect to any statement or written document approved or made by the Defendants, or against or to the prejudice of Plaintiffs or any other members of the Settlement Class as evidence of any infirmity in the claims of Plaintiffs or the other members of the Settlement Class;
(c)    do not constitute, and shall not be offered or received against or to the prejudice of Defendants, Plaintiffs, any other member of the Settlement Class, or their respective counsel, as evidence of a presumption, concession, or admission with respect to any liability, damages, negligence, fault, infirmity or wrongdoing, or in any way referred to for any other reason against or to the prejudice of any of the Defendants, Plaintiffs, other members of the Settlement Class, or their respective counsel, in any other civil, criminal or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of the Settlement;
(d)    do not constitute, and shall not be construed against Defendants, Plaintiffs, or any other member of the Settlement Class, as an admission or concession that the consideration to be given hereunder represents the amount which could be or would have been recovered after trial; and
(e)    do not constitute, and shall not be construed as or received in evidence as an admission, concession, or presumption against Plaintiffs or any other members of the Settlement Class that any of their claims are without merit or infirm or that damages recoverable under the Complaint would not have exceeded the Settlement Amount.
14.    The administration of the Settlement, and the decision of all disputed questions of law and fact with respect to the validity of any claim or right of any Person to participate in the distribution of the Net Settlement Fund, shall remain under the authority of this Court.
15.    In the event that the Settlement does not become effective in accordance with the terms of the Stipulation, then this Judgment shall be rendered null and void to the extent provided by and in accordance with the Stipulation and shall be vacated; and in such event, all orders entered and releases delivered in connection herewith shall be null and void to the extent provided by and in accordance with the Stipulation.
16.    Without further order of the Court, the Settling Parties may agree to reasonable extensions of time to carry out any of the provisions of the Stipulation.
17.    The Settling Parties are hereby directed to consummate the Stipulation and to perform its terms.

18.    A separate order shall be entered regarding Co-Lead Counsel’s application for attorneys’ fees and payment of expenses as allowed by the Court. A separate order shall be entered regarding the proposed Plan of Allocation for the Net Settlement Fund. Such orders shall in no way disturb or affect this Judgment and shall be considered separate from this Judgment.
19.    Without affecting the finality of this Judgment in any way, this Court hereby retains continuing jurisdiction over: (i) implementation of the Stipulation and Settlement; (ii) the allowance, disallowance or adjustment of any Settlement Class Member’s claim on equitable grounds and any award or distribution of the Settlement Fund; (iii) disposition of the Settlement Fund; (iv) hearing and determining applications for attorneys’ fees, costs, interest and payment of expenses in the Action; (v) all Settling Parties for the purpose of construing, enforcing and administering the Stipulation, Settlement and this Judgment; and (vi) other matters related or ancillary to the foregoing. There is no just reason for delay in the entry of this Judgment and immediate entry by the Clerk of the Court is expressly directed.

Dated: _________________, 2014	____________________________________ Honorable Irene C. Berger UNITED STATES DISTRICT JUDGE

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